EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
The following entities, unless otherwise indicated, are wholly-owned direct or indirect subsidiaries of the Registrant as of December 31, 2006:

State or Country
	Name	of Organization

1.	Baker Construction, Inc.	Delaware
2.	Baker Global Project Services, Inc.	Delaware
3.	Baker Holding Corporation	Delaware
4.	Baker/OTS, Inc.	Delaware
5.	International Pipeline Services, Inc.	Delaware
6.	Michael Baker International, Inc.	Delaware
7.	Baker Engineering, Inc.	Illinois
8.	Michael Baker Jr. Company	Nevada
9.	Michael Baker Architects/Engineers, P.C.	New Jersey
10.	Baker Engineering NY, Inc.	New York
11.	Baker Environmental, Inc.	Pennsylvania
12.	Baker Heavy & Highway, Inc.	Pennsylvania
13.	Baker Mellon Stuart Construction, Inc.	Pennsylvania
14.	Michael Baker Global, Inc.	Pennsylvania
15.	Michael Baker Jr., Inc.	Pennsylvania
16.	Baker/MO Services, Inc.	Texas
17.	Vermont General Insurance Company	Vermont
18.	Baker Energy International, Ltd.	Cayman Islands
19.	Baker O&M International, Ltd.	Cayman Islands
20.	Baker/OTS International, Inc.	Cayman Islands
21.	Overseas Technical Services (Middle East) Ltd.	Cayman Islands
22.	Michael Baker de Mexico S.A. de C.V.	Mexico
23.	Baker/OTS Ltd.	United Kingdom
24.	OTS International Training Services Ltd.	United Kingdom
25.	Overseas Technical Services (Harrow) Ltd.	United Kingdom
26.	SD Forty-Five Ltd.	United Kingdom
27.	OTS Finance and Management Ltd.	Vanuatu
28.	Overseas Technical Services International, Ltd.	Vanuatu